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                                                                    EXHIBIT 12.1

OSI PHARMACEUTICALS, INC.
RATIO OF EARNING TO FIXED CHARGES


                           THREE MONTHS ENDED
                           DECEMBER 31, 2003        2003           2002          2001          2000          1999
                           ------------------   ------------   ------------   -----------   -----------   ----------
Net loss.................    $(40,132,953)      $(181,357,335)  $(218,479,106) $(23,755,434) $(16,347,569) $(9,798,437)
  Equity losses..........              --                                         243,455       347,820      200,000
  Cumulative effect
     of accounting
     change..............              --                                       2,625,000
                              -----------       ------------   ------------   -----------   -----------   ----------
Net loss before cumm
  effect and equity
  in investee............     (40,132,953)      (181,357,335)  (218,479,106)  (20,886,979)  (15,999,749)  (9,598,437)
Add:
Fixed charges............       3,746,789         10,015,667      7,943,667       745,678       688,935      535,370
                              -----------       ------------   ------------   -----------   -----------   ----------
Net loss as adjusted.....     $(36,386,164)     $(171,341,668) $(210,535,439) $(20,141,301) $(15,310,814) $(9,063,067)
                              ===========       ============   ============   ===========   ===========   ==========
Fixed Charges:
  Interest (gross),
  including
  amortization of
  issuance costs.........       3,087,753          7,549,000      5,877,000        50,011        32,268       24,370
  Estimated interest
     portion of
     rent................         659,036          2,466,667      2,066,667       695,667       656,667      511,000
                              -----------       ------------   ------------   -----------   -----------   ----------
Fixed charges............       3,746,789         10,015,667      7,943,667       745,678       688,935      535,370
                              -----------       ------------   ------------   -----------   -----------   ----------
Deficiency of
  earnings available
  to cover fixed
  charges................     $(40,132,953)     $(181,357,335) $(218,479,106) $(20,886,979) $(15,999,749) $(9,598,437)
                              ===========       ============   ============   ===========   ===========   ==========
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